Exhibit 21.1

SUBSIDIARIES OF QUINCY RESOURCES INC.

Quincy Resources Inc. has one wholly owned subsidiary, Atlas Database Corp. which is a corporation formed under the laws of Delaware.

The above-referenced subsidiary does business under its own corporate name.